FOR IMMEDIATE RELEASE

Innovo Group Reports Results for Three and Six Month Periods
                     ended May 31, 2003

LOS  ANGELES,  July 15, 2003 -- Innovo Group  Inc.  (NASDAQ:
INNO), a sales and marketing organization designing and selling branded and private label apparel and accessory products to the retail and private label markets, announced today that in the second quarter of fiscal 2003 its net sales again set an all time quarterly record, rising by 77%, but said higher operating expenses related to investments in its growth and lower gross margins resulted in a three cent per share loss for the reporting period.

Net sales for the quarter ended May 31, 2003, were $12,013,000, compared with $6,802,000 recorded in the second quarter ended June 1, 2002. Gross profit of $3,456,000 in the quarter was up 47% from the $2,345,000 realized in the similar quarter last year. The net loss for the quarter was $493,000, or $0.03 per share on a fully diluted basis, compared with a net profit of $207,000, or $0.01 per share in the prior year quarter. Weighted average shares outstanding on a fully diluted basis were 15,020,000 in the current quarter, compared with 15,330,000 in the year earlier period.

For the six months ended May 31, 2003, net sales totaled $23,928,000, up 138% from the $10,071,000 in the comparable year earlier period. Gross profit for the first six months of 2003 amounted to $6,766,000, a 108% increase compared with the six months ended June 1, 2002. The net loss for the first six months of 2003 amounted to $211,000, or $0.01 per share, compared with a loss in the same period of 2002 of $289,000, or $0.02 per share.

"We are pleased with the Company's continued growth and believe that the additional expenses incurred during the second quarter were necessary to ensure the Company's success in the future," said Innovo Group CEO Jay Furrow. "The loss experienced in the second quarter is largely attributable to an increase in wages at our two consumer apparel operating subsidiaries, Joe's Jeans, Inc. ("Joe's") and Innovo Azteca Apparel, Inc. ("IAA"), expenses associated with building the infrastructure for the launch of the Shago, Fetish and Hot Wheels product lines and certain charges incurred as a result of the anticipated licensing of the Joe's Jeans brand to the Itochu Corporation in Japan,"

The Company's wages increased in the second quarter primarily as a result of new employees hired to support the expansion of the Joe's Jeans apparel line beyond its existing product categories, and to launch three new brands within the branded division of IAA. With IAA launching three brands, the Company has incurred additional sales sample, rent, advertising and other expenses necessary to bring the new product lines to market.

Furrow continued, "At the end of the second quarter we began shipping the Shago by Bow Wow product line. It has been received very well and we are expecting Shago to have a strong impact on the third quarter and in future periods. Additionally, we are very excited about the opportunities we
are  having  with the Fetish product line.   We  have  high
expectations  for  Fetish  and  again  believe   that   the
investment we are making in Fetish will generate strong returns in the future."

On May 30, 2003, the Company announced that it has signed a non-binding letter of intent with Itochu Corporation of Japan granting Itochu the exclusive right to import and distribute Joe's products in Japan. As part of the transaction, it is anticipated that Itochu will purchase the existing inventory of the Company's Japanese subsidiary Joe's Jeans Japan, Inc. ("JJJ"), assume the management and operations of JJJ's showroom in Tokyo and employ certain employees of JJJ.

The Company will continue to operate JJJ until all operations have ceased, including the fulfillment of existing purchase orders from customers and the collection of all outstanding accounts receivable balances. Upon the cessation of all operating activities, it is the intent of the Company to dissolve the JJJ subsidiary.

Furrow added, "We also experienced certain severance and professional expenses of approximately $325,000 in the period related to the anticipated dissolution of JJJ and the licensing of the Joe's Jeans brand in Japan to the Itochu Corporation, which should be completed in the very near future."

During the quarter the Company also experienced an increase in legal, accounting, and other professional fees and higher insurance premiums reflecting the Company's increasing size.

Second quarter, results reflected operations in two principal segments - accessories and apparel, said Furrow. "The accessories segment represents the Company's historical line of business as conducted by Innovo, Inc., and the apparel segment comprises our other two operating units, Joe's and IAA."

"Net revenues for accessories amounted to $3,185,000 in the second quarter of 2003, up 10% compared with $2,895,000 in the second quarter of fiscal 2002," Furrow continued. "This increase is primarily a result of increased sales to private label customers, climbing from gross revenues of $640,000 in the year earlier second quarter to $1,501,000 in the current 2003 quarter."

Total apparel revenues for the second quarter of 2003 were $8,828,000, up 126% from the $3,907,000 realized in the same 2002 period. Moreover, the CEO noted, gross profit for this segment was $2,657,000, up 90% from $1,395,000 in the prior year's quarter.

"During the second quarter of 2003, Joe's net revenues increased to $2,638,000, an 8% increase from the $2,452,000 realized in the second quarter of last year," Furrow explained. Domestic sales for the current period totaled $1,705,000, with the remaining $934,000 coming from international sales through Joe's Japanese subsidiary, Joe's Jeans Japan, Inc., as well as sales to international distributors.

"Our IAA private label division had another strong quarter," the CEO continued. "It increased its net revenues to $6,189,000 in the second quarter of this fiscal year, approximately 325% higher than the $1,455,000 realized in the same period last year." As in the first quarter, this increase is largely attributable to higher sales by IAA's private label division to Target Corporation's Mossimo division, primarily denim jeans.

On May 10, 2003, Innovo Group, through its IAA private label division, entered into a non-binding letter of intent with Azteca Production International, Inc. to purchase certain assets of Azteca's Blue Concepts Division. Under terms of the non-binding letter of intent and subsequent negotiations, IAA will purchase certain assets of Blue Concepts, including its customer lists and current purchase orders, for $21.8 million.

Additionally, IAA will employ existing Blue Concept employees. The Company will not be assuming any of Blue Concept's or Azteca's existing or future liabilities. In 2002, this division had revenues of approximately $75 million.
IAA's branded division is currently comprised of three branded product lines: Shago by Bow Wow, Fetish by Eve and Hot Wheels by Mattel. In the second quarter of this year, IAA commenced the shipping of its Shago product line with the products being delivered to retail department stores and boutiques nationwide. The Company anticipates first shipments of the Fetish and Hot Wheels products in the fourth quarter of 2003.
"During the second quarter," Furrow noted, "our gross margin percentage decreased from 35% in last year's second quarter to 29%. This decline was attributable to a higher percentage of sales coming from the private label apparel segment that typically carries lower margin's than the company's other products, coupled with lower margins from the Company's accessory division."
Similarly, Furrow said, the Company's selling, general and administrative expenses increased in the quarter by approximately 89%, from $1,959,000 in the second quarter of fiscal 2002 to $3,694,000 in the same period this year. The increase is largely a result of an increase in expenses to support the company's 77% revenue growth during the period, and to hire personnel and build the infrastructure needed for future revenues expected in the second half of the year from the branded apparel division within the IAA subsidiary.

In addition, the Company incurred approximately $325,000 in costs associated with the licensing agreement with Itochu, the severance of certain employees and the anticipated dissolution of JJJ's.

During   the   second  quarter,  the  Company   incurred   a
substantial increase in wages, professional fees, sales samples, insurance and other investments to facilitate the Company's continued growth and launch the IAA branded division's product lines.

"Our  second quarter was a positioning quarter, in which  we took major steps to ensure that the infrastructure is solidly in place to handle the growth in revenues that we anticipate in the second half of this year," Furrow concluded. "We are certain that 2003 will be a year of significant growth for Innovo Group and its shareholders, and look forward to reporting on our progress in the coming quarters."
                    INNOVO GROUP INC. AND SUBSIDIARIES
              CONSOLIDATED CONDENSED BALANCE SHEETS
                     (000's except per share data)



                                                     05/31/03   11/30/02
                                                     --------   --------
                                                  (unaudited)(unaudited)
                Assets

CURRENT ASSETS
  Cash and cash equivalents                          $   882    $    222
  Accounts receivable, and due from factor
   net of allowance for uncollectible accounts
   of $311 (2003) and $383(2002)                       1,895       2,737
  Inventories                                          8,297       5,710
  Prepaid expenses & other current assets                644         279
                                                     -------     -------
TOTAL CURRENT ASSETS                                  11,718       8,948
                                                     -------     -------

PROPERTY, PLAND and EQUIPMENT, net                     1,442       1,419
GOODWILL                                               4,271       4,271
INTANGIBLE ASSETS, net                                   403         487
OTHER ASSETS                                              18          18
                                                     -------     -------
TOTAL ASSETS                                        $ 17,852    $ 15,143
                                                     -------     -------
                                                     -------     -------

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued expenses             $ 4,696     $ 2,438
  Due to factor                                         847          --
  Due to related parties                              3,795       4,250
  Current maturities of long-term debt                  787         756
                                                    -------     -------
TOTAL  CURRENT LIABILITIES                           10,125       7,444

LONG-TERM DEBT, less current maturities               2,230       2,631

  8% Redeemable preferred stock, $0.10 par
  value: Authorized shares-5,000, 194 shares
  (2003) and 194 shares (2002)                           --          --

STOCKHOLDERS' EQUITY

  Common Stock, $0.10 par-shares, Aurhtorized
   40,000 Issued and outstanding 15,129 (2003)
   and 14,901 (2002)                                 1,517        1,491
  Additional paid-in captial                        40,954       40,343
  Accumulated deficit                              (33,719)     (33,507)
  Pomissory note-officer                              (703)        (703)
  Treasury Stock                                    (2,553)      (2,537)
  Accumulated other comprehensive loss                   1          (19)
                                                   -------      -------
TOTAL STOCKHOLDERS' EQUITY                           5,497        5,068
                                                   -------      -------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $ 17,852     $ 15,143
                                                   -------      -------
                                                   -------      -------


                    INNOVO GROUPINC. AND SUBSIDIARIES
           CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      (000's except per share data)
                               (unaudited)

                                                     Three Months Ended       Six Months Ended
                                                    05/31/03    06/01/02     05/31/03  06/01/02
                                                    --------    --------     --------  --------

NET SALES                                           $ 12,013    $  6,802     $ 23,928  $ 10,071
COST OF GOODS SOLD                                     8,557       4,457       17,162     6,813
                                                     -------     -------      -------   -------
  Gross profit                                         3,456       2,345        6,766     3,258

OPERATING EXPENSES
  Selling, general and administrative                  3,694       1,959        6,532     3,195
  Depreciation and amortization                           85          58          164       116
                                                     -------     -------      -------   -------
                                                       3,779       2,017        6,696     3,311

INCOME (LOSS) FROM OPERATIONS                           (323)        328           70       (53)

INTEREST EXPENSE                                        (215)       (119)        (365)     (219)
OTHER INCOME (EXPENSE), net                               35          14          137        20
                                                     -------     -------      -------   -------

INCOME (LOSS) BEFORE INCOME TAXES                       (503)        223         (158)     (252)

INCOME TAXES                                             (10)         16           53        37
                                                     -------     -------      -------   -------
NET INCOME (LOSS)                                   $   (493)   $    207     $   (211) $   (289)
                                                     -------     -------      -------   -------
                                                     -------     -------      -------   -------

NET INCOME (LOSS) PER SHARE:

  Basic                                                (0.03)       0.01        (0.01)    (0.02)
  Diluted                                              (0.03)       0.01        (0.01)    (0.02)

WEIGHTED AVERAGE SHARES OUTSTANDING:

  Basic                                              15,020       14,859       14,931    14,861
  Diluted                                            15,020       15,330       14,931    14,861



About Innovo Group Inc.

Innovo Group Inc. through its subsidiaries Innovo Inc., Innovo Azteca Apparel, Inc. and Joe's Jeans, is a sales and marketing organization designing and selling craft, apparel and accessory products to the retail and premium markets. The Company's craft products include canvas and denim tote bags and aprons. The company's apparel products consist of knit shirts and women's high-end denim jeans and knit shirts featuring the Joe's brand The Company's accessory product line is comprised of such products as licensed and non-licensed backpacks, tote bags, waist packs and handbags. The Company currently produces products under licensing agreements for the Bongo, Fetish, Shago and Hot Wheels marks. More information is available at the company web site at www.innovogroup.com.


Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words "believe," "estimate, "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, successful implementation of its strategic plan, the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on the company, the ability to obtain new financing from other financing sources, the ability to generate positive cash flow from operations and asset sales, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and
Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Innovo Group, Inc.
Marc Crossman, 323-725-5572

Investor Relations Network
Tom Gavin, 909-279-8884